(a)(20)

GOLDMAN SACHS VARIABLE INSURANCE TRUST

AMENDMENT NO. 19 TO AGREEMENT

AND DECLARATION OF TRUST

The undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on September 19, 2013:

RESOLVED, that the Declaration of Trust dated September 16, 1997 (the “Declaration”) of Goldman Sachs Variable Insurance Trust (the “Trust”), as amended to date, be further amended as contemplated in Article V, Section 1, by creating Institutional Shares as a new share class for each of the Goldman Sachs Global Markets Navigator Fund and Goldman Sachs Money Market Fund; and be it further

RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by Trust officers or Trust counsel, and to take all such actions as he or she may determine to be necessary or appropriate to carry out the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

As of September 19, 2013	/s/ Caroline Kraus
Caroline Kraus
Title: Secretary